Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Mittal Steel Company N.V.

We consent to the incorporation by reference in the registration statement on Form F-3 of Mittal Steel Company N.V. of our report dated March 21, 2005, with respect to the consolidated balance sheets of International Steel Group Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2004, and for the period from inception, February 22, 2002, through December 31, 2002, and the related financial statement schedule, which report appears in Form 6-K of Mittal Steel Company N.V., dated September 29, 2005, and to the reference to our firm under the heading “Experts” in the registration statement.  Our report refers to a change in the method of accounting for inventories on the last-in, first-out basis effective January 1, 2004.

/s/ KPMG LLP

Cleveland, Ohio
September 29, 2005